Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Unimin Corporation (the “Company”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of December 11, 2017, by and among the Company, Fairmount Santrol Holdings Inc., SCR-Sibelco NV, Bison Merger Sub, Inc. and Bison Merger Sub I, LLC) and to the filing of this consent as an exhibit to the Registration Statement.

Date: April 10, 2018

By	/s/ William E. Conway
Name: William E. Conway